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Exhibit 99.1

QWEST COMMUNICATIONS ANNOUNCES ADDITIONAL RESULTS OF INTERNAL REVIEW OF 2001 AND 2000 FINANCIALS

        DENVER, FEBRUARY 11, 2003—Qwest Communications International Inc. (NYSE: Q) today announced additional results of its internal review of the 2001 and 2000 financial statements and the estimated impact of the total financial restatement for those years. Preliminary results of the prior phases of this restatement have been disclosed in a number of prior press releases, which were later filed on Forms 8-K with the United States Securities and Exchange Commission (SEC). These press releases provided investors with updates on the status of investigations by regulatory agencies and the company's internal review.

        Early in 2002, the company and its board of directors, began an analysis of, among other things, revenue recognition and accounting treatment for optical capacity asset transactions, the sale of equipment by the company to certain customers and Qwest Dex, including the changes in the production schedules and lives of some of its directories. Subsequently, the company and its board of directors expanded this review to include an assessment of internal controls, as well as accounting policies, practices and procedures. In connection with this review, the company has discovered additional restatement entries to the 2001 and 2000 financial statements. In making these restatements, the company has consulted with KPMG LLP (KPMG). As discussed below, the restatements involve, among other matters, revenue and expense recognition and cost accrual issues for 2001 and 2000.

        As of the date of this release, the attached tables illustrate the estimated adjustments to revenue and adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA—please see the "Defined Term" section that follows) for the years ended December 31, 2001 and 2000, resulting from the company's restatement. The restated financial statements are subject to audit by KPMG. Qwest believes, but can give no assurances, that such adjustments are final and that all such adjustments necessary to present its financial statements in accordance with generally accepted accounting principles in the United States (GAAP) have been identified.

        The company has addressed adjustments to Adjusted EBITDA in this release, because it has previously announced the impact of the restatement on the Adjusted EBITDA amounts included in its 2001 Form 10-K. Qwest does not expect, however, to include Adjusted EBITDA amounts in its restated 2001 and 2000 financial statements or in its Amended Form 10-K in compliance with new SEC regulations that become effective March 28, 2003.

Estimated Restatement Adjustments to Revenue

	Year ended December 31,
(Dollars in millions)
	2001	2000
	Increase/(Decrease)
Previously reported revenue	$19,695	$16,610
Aggregate revenue adjustments previously disclosed	(1,159)	(698)
Adjustments to previously disclosed amounts	(40)	(57)
Additional revenue adjustments identified	(126)	(134)

Total impact of restatement on revenue	(1,325)	(889)

Revenue, as restated	$18,370	$15,721

Estimated Restatement Adjustments to Adjusted EBITDA

	Year ended December 31,
(Dollars in millions)
	2001	2000
	Increase/(Decrease)
Previously reported Adjusted EBITDA	$7,353	$6,917
Aggregate Adjusted EBITDA adjustments previously disclosed	(1,044)	(518)
Adjustments to previously disclosed amounts	120	(69)
Additional Adjusted EBITDA adjustments identified	(393)	(255)

Total impact of restatement on Adjusted EBITDA	(1,317)	(842)

Adjusted EBITDA, as restated	$6,036	$6,075

Adjustments to Previously Disclosed Amounts

        The adjustments to previously disclosed amounts primarily relate to the accounting for non-recurring equipment sales to certain customers.

        The company previously announced that it had recorded adjustments during the fourth quarter of 2001 with respect to non-recurring equipment sales to certain customers because the revenue and/or profit was incorrectly recognized up front. The company's previous announcement indicated that it believed the only adjustment required in its planned restatement was to make the required adjustment to the appropriate annual or interim period. In the process of completing the review, Qwest has determined that in one of these cases (KMC) the company's previously announced position was not appropriate.

        The initial adjustment to the accounting for the sale of equipment to KMC in 2001 deferred and amortized the profit originally recognized up front. The company has now determined that the revenue was incorrectly recognized up front as well, and the proper adjustment is to reverse the $148 million in revenue originally recognized in the first and second quarters in 2001.

Additional Revenue Adjustments Identified

        Included in additional revenue adjustments are adjustments resulting from billing errors, revenue recognition and/or related timing and other items.

  •
  Billing Errors. Billing errors resulted from amounts billed to customers that Qwest subsequently determined to be inappropriate. The company expects that the correction to its previously issued financial statements for these items will result in a decrease in previously reported revenue and Adjusted EBITDA of $32 million and $28 million in the restated 2001 financial statements and $11 million and $11 million in the restated 2000 financial statements, respectively.

  •
  Revenue Recognition and/or Related Timing. The company has determined that in certain circumstances it recognized revenue before the sales process was complete. The company expects the correction to its previously issued financial statements for these items will result in a decrease in previously reported revenue of $37 million and an increase in Adjusted EBITDA of $5 million in the restated 2001 financial statements. The company also expects this will result in a decrease in revenue and Adjusted EBITDA of $115 million and $95 million in the restated 2000 financial statements, respectively.

  •
  Other Items. Other items include other incorrect applications of accounting principles and other accounting process errors that were individually insignificant. In the aggregate the company expects that these items will result in a decrease in previously reported revenue and Adjusted

    EBITDA of $57 million and $44 million in the restated 2001 financial statements. The company also expects the correction to its previously issued financial statements for these items will result in a decrease in previously reported revenue of $8 million in the restated 2000 financial statements, with no net impact on Adjusted EBITDA for 2000.

Additional Adjusted EBITDA Adjustments Identified

        Included in the additional Adjusted EBITDA restatement entries are items that result from the under-accrual of expenses, deferral of costs that are non-recoverable and other items.

  •
  Under-accrual of Expenses. Under-accrual of expenses primarily related to employment, benefit and compensation expenses. The company expects that the correction to its previously issued financial statements for these items will result in a decrease in previously reported Adjusted EBITDA of $131 million and $20 million in the restated 2001 and 2000 financial statements, respectively.

  •
  Non-Recoverable Costs. Non-recoverable costs represent customer-related expenses that were deferred in anticipation of recovery that ultimately went unrecoverable. The company expects that the correction to its previously issued financial statements for these items will result in a decrease in previously reported Adjusted EBITDA of $17 million and $34 million in the restated 2001 and 2000 financial statements, respectively.

  •
  Other Items. Other items include other incorrect applications of accounting principles and other accounting process errors that were individually insignificant. In the aggregate the company expects the correction to its previously issued financial statements for these items will result in a decrease in previously reported Adjusted EBITDA of $178 million and $95 million in the restated 2001 and 2000 financial statements, respectively.

        Some amounts previously disclosed have now been updated. The company reiterates that the adjustments to its restated financial statements are subject to audit by KPMG. The company can give no assurances that such aggregate adjustments are final and that all adjustments necessary to present its financial statements in accordance with GAAP have been identified. Certain of the matters addressed above relate to adjustments that are to be made to the Qwest Corporation financial statements.

        The company plans on announcing its 2002 results on Wednesday, February 19, 2003.

DEFINED TERM

        "Adjusted EBITDA" excludes non-recurring and non-operating items, which for the relevant periods may include restructuring, Merger-related and other charges, asset impairments, a depreciation adjustment for access lines returned to service, gains (losses) on the sale of rural exchanges, gains (losses) on the sale of assets and investments, the write-down of investments, KPNQwest restructuring charges, changes in the market value of financial instruments, activity of or gains (losses) on discontinued operations and gains (losses) on the early retirements of debt. Adjusted EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to cash flows as a source of liquidity. The company's definition of Adjusted EBITDA is not necessarily comparable with Adjusted EBITDA or similar non-GAAP concepts used by other companies or with similar concepts used in the company's debt instruments. Adjusted EBITDA is provided as a complement to the financial results reported in accordance with GAAP and is presented to provide investors additional information concerning the company's operations.

About Qwest

        Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services to more than 25 million customers. The company's 53,000-plus employees are committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

# # #

        This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: the duration and extent of the current economic downturn in the company's 14-state local service area, including its effect on the company's customers and suppliers; the effects of the company's anticipated restatement of historical financial statements including delays in or restrictions on the company's ability to access the capital markets or other adverse effects to the company's business and financial position; the company's substantial indebtedness, and the company's inability to complete any efforts to de-lever its balance sheet through asset sales or other transactions; any adverse outcome of the SEC's current investigation into the company's accounting policies, practices and procedures; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by Congress, regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; the failure of the company's chief executive and chief financial officers to provide certain certifications relating to certain public filings; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, the company's inability to satisfy any resulting obligations from funds available to us, if any; the company's future ability to provide interLATA services within the company's 14-state local service area; potential fluctuations in quarterly results; volatility of the company's stock price; intense competition in the markets in which the company competes, including the likelihood of certain of the company's competitors emerging from bankruptcy court protection or otherwise reorganizing their capital structure and competing effectively against us; changes in demand for the company's products and services; dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting the company's business; and changes in the outcome of future events from the assumed outcome included in the company's significant accounting policies.

        The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

        Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

        The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Tyler Gronbach	Stephanie Comfort
	303-992-2155	800-567-7296
	tyler.gronbach@qwest.com	IR@qwest.com

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  Exhibit 99.1